Exhibit 99.1

Kroger Reports First Quarter 2022 Results

and Raises Full-Year Guidance

First Quarter Highlights

•	Identical Sales without fuel increased 4.1%

•	Operating Profit of $1,505 million; Adjusted FIFO Operating Profit of $1,601 million

•	EPS of $0.90; Adjusted EPS of $1.45

•	Company is widening its competitive moats to deliver value for customers

o	Fresh Department identical sales increased 5.2%

o	Our Brands identical sales increased 6.3%

o	Digitally engaged households grew by more than half a million and digital coupon downloads increased 11%

CINCINNATI, June 16, 2022 -- The Kroger Co. (NYSE: KR) today reported its first quarter 2022 results and will update investors on how Leading with Fresh and Accelerating with Digital initiatives continue to position Kroger for long-term sustainable growth.

Comments from Chairman and CEO Rodney McMullen

“Kroger achieved strong first quarter results as we successfully executed on our strategy of Leading with Fresh and Accelerating with Digital. We are incredibly proud of our associates who continue to put the customer at the center of everything we do.

Our team is doing an outstanding job managing costs in an inflationary environment, which is allowing us to continue to invest in our associates while providing our customers the freshest food at affordable prices when and where they need it. We are delivering everyday value through personalized experiences, trusted Our Brands products, data-driven promotions, and seamless e-commerce solutions.

Looking ahead, we are well positioned to continue delivering for our customers, investing in our associates, and driving sustainable returns for shareholders.”

First Quarter Financial Results

	1Q22 ($ in millions; except EPS)	1Q21 ($ in millions; except EPS)
ID Sales* (Table 4)	4.1%	(4.1)%
EPS	$0.90	$0.18
Adjusted EPS (Table 6)	$1.45	$1.19
Operating Profit	$1,505	$805
Adjusted FIFO Operating Profit (Table 7)	$1,601	$1,375
FIFO Gross Margin Rate*	Decreased 26 basis points
OG&A Rate*	Decreased 46 basis points

*without fuel and adjustment items, if applicable

Total company sales were $44.6 billion in the first quarter, compared to $41.3 billion for the same period last year. Excluding fuel, sales increased 3.8% compared to the same period last year.

Gross margin was 21.6% of sales for the first quarter. The FIFO gross margin rate, excluding fuel, decreased 26 basis points compared to the same period last year. This decrease was primarily attributable to continued strategic price investments and higher supply chain costs offset by sourcing benefits and the cycling of a write-down related to a donation of personal protective equipment inventory from prior year.

The LIFO charge for the quarter was $93 million, compared to a LIFO charge of $37 million for the same period last year driven by higher inflation.

The Operating, General & Administrative rate decreased 46 basis points, excluding fuel and adjustment items, which reflects sales leverage, continued execution of cost savings initiatives, and lower contributions to multi-employer pension plans offset by investments in associates.

The income tax rate for the first quarter was 18.0%, compared to 20.2% for the same period last year. This decrease was primarily attributable to higher tax deductions related to employee stock option exercises.

Capital Allocation Strategy

Kroger continues to generate strong free cash flow and remains committed to investing in the business to drive long-term sustainable net earnings growth, maintaining its current investment grade debt rating, and returning excess free cash flow to shareholders via share repurchases and a growing dividend over time.

Kroger's net total debt to adjusted EBITDA ratio is 1.68, compared to 1.79 a year ago (Table 5). The company's net total debt to adjusted EBITDA ratio target range is 2.30 to 2.50.

During the quarter, Kroger repurchased $665 million shares and as of the end of the first quarter, $301 million remains on the board authorization announced on December 30, 2021.

2022 Guidance

Comments from CFO Gary Millerchip

“Our relentless focus on executing our strategy and sustained food at home trends led to a strong first quarter. The Kroger team is effectively navigating a dynamic retail environment. Our diverse and resilient business model gives us confidence to raise our full-year guidance. We now expect identical sales without fuel to be in the range of 2.5% to 3.5%, adjusted FIFO operating profit of $4.3 billion to $4.4 billion, and adjusted net earnings per diluted share to be in the range of $3.85 to $3.95. We remain confident in our ability to deliver sustainable earnings growth and total shareholder returns of 8-11% over time.”

Full-Year 2022 Guidance - Updated

	IDs (%)	EPS ($)	Operating Profit ($B)	Tax Rate**	Cap Ex ($B)	Free Cash Flow ($B)***
Adjusted*	2.5% - 3.5%	$3.85 - $3.95	$4.3 - $4.4	22%	$3.8 - $4.0	$2.0 - $2.2

* Without adjusted items, if applicable; Identical sales is without fuel; Operating profit represents FIFO Operating Profit. Kroger is unable to provide a full reconciliation of the GAAP and non-GAAP measures used in 2022 guidance without unreasonable effort because it is not possible to predict certain of our adjustment items with a reasonable degree of certainty. This information is dependent upon future events and may be outside of our control and its unavailability could have a significant impact on 2022 GAAP financial results.

** This rate reflects typical tax adjustments and does not reflect changes to the rate from the completion of income tax audit examinations or changes in tax laws, which cannot be predicted.

*** 2022 free cash flow guidance includes a $300M payment of deferred payroll taxes. This excludes planned payments related to the restructuring of multi-employer pension plans.

First Quarter 2022 Highlights

Leading with Fresh

•	Achieved the two highest single-day floral sales in Kroger history, led by Valentine’s Day and Mother’s Day and solidified the company’s place as the nation’s largest floral retailer

•	Accelerated End-to-End Fresh Produce initiative with 355 new stores certified, driving higher fresh sales during the quarter

•	Launched 239 new, seasonal Our Brands items, including fresh products to elevate summer cooking

•	Unveiled a study completed with the University of Cincinnati and Kroger Health to understand how Kroger’s Food as Medicine platform and dietitians can support customers’ goals to incorporate more fresh foods and live healthier lives by leveraging technology, health education, and the OptUP shopping tool

Accelerating with Digital

•	Opened two new Kroger Delivery facilities, powered by Ocado, in Dallas, Texas and Pleasant Prairie, Wisconsin allowing Kroger to serve fresh and affordable products directly to more households

•	Expanded the Kroger Delivery network by opening three new spoke facilities, which serve as last-mile cross-dock locations, including Columbus and Louisville in existing geographies, as well as Miami, a new geography

•	Introduced national e-commerce experience that expands Kroger's Home and Baby offerings by selling several thousand new products on Kroger’s Ship Marketplace in collaboration with Bed Bath & Beyond Inc.

Associate Experience

•	Held nationwide hybrid hiring event with opportunities in retail, e-commerce, manufacturing, supply chain, merchandising, logistics, corporate, pharmacy, and healthcare roles

•	Launched Microsoft Teams Rooms in supermarket locations to improve collaboration and training capabilities for associates

•	Celebrated 45 associates who were recognized by Progressive Grocer to represent the Top Women in Grocery across three categories including, Senior-Level Executives, Rising Stars and Store Leaders

•	Continued Kroger’s commitment to associate well-being by providing new training to more than 1,500 leaders to develop the skills needed to identify signs and symptoms of mental health problems, demonstrate support for associates experiencing a crisis, and guidance for self-care

Live Our Purpose

•	Directed $210 million of $350 million in annual charitable giving to end hunger in our communities and gave a record one-year total of 546 million meals to people across the country while achieving 79% waste diversion from landfills company-wide

•	Reduced barriers to COVID-19 treatment options nationwide by supporting the “Test to Treat” initiative at The Little Clinic locations for patients exhibiting symptoms of COVID-19

•	Announced new partnership with USO to bring mobile food programming to serve local military communities

•	Ranked 25th on the 2022 Axios Harris Poll 100, an annual ranking of the reputations of the most visible U.S. companies

About Kroger

At The Kroger Co. (NYSE: KR), we are dedicated to our Purpose: to Feed the Human Spirit™. We are, across our family of companies nearly half a million associates who serve over eleven million customers daily through a seamless digital shopping experience and 2,723 retail food stores under a variety of banner names, serving America through food inspiration and uplift, and creating #ZeroHungerZeroWaste communities by 2025. To learn more about us, visit our newsroom and investor relations site.

Kroger's first quarter 2022 ended on May 21, 2022.

Note: Fuel sales have historically had a low gross margin rate and operating expense rate as compared to corresponding rates on non-fuel sales. As a result, Kroger discusses the changes in these rates excluding the effect of fuel.

Please refer to the supplemental information presented in the tables for reconciliations of the non-GAAP financial measures used in this press release to the most comparable GAAP financial measure and related disclosure.

This press release contains certain statements that constitute "forward-looking statements" about the future performance of the company. These statements are based on management's assumptions and beliefs in light of the information currently available to it. Such statements are indicated by words or phrases such as "achieve," "committed," "confident," "continue," "deliver," “driving,” "expect," "future," "guidance," "strategy," "target," "trends," and "well-positioned." Various uncertainties and other factors could cause actual results to differ materially from those contained in the forward-looking statements. These include the specific risk factors identified in "Risk Factors" in our annual report on Form 10-K for our last fiscal year and any subsequent filings, as well as the following:

Kroger's ability to achieve sales, earnings, incremental FIFO operating profit, and adjusted free cash flow goals may be affected by: COVID-19 pandemic related factors, risks and challenges, including among others, the length of time that the pandemic continues, future variants, mutations or related strains of the virus and the effectiveness of vaccines against variants, continued efficacy of vaccines over time and availability of vaccine boosters, the extent of vaccine refusal, and global access to vaccines, as well as the effect of  vaccine and/or testing mandates and related regulations, the potential for additional future spikes in infection and illness rates including breakthrough infections among the fully vaccinated, and the corresponding potential for disruptions in workforce availability and customer shopping patterns, re-imposed restrictions as a result of resurgence and the corresponding future easing of restrictions, and interruptions in domestic and global supply chains or capacity constraints; whether and when the global pandemic will become endemic, the pace of recovery when the pandemic subsides or becomes endemic, which may vary materially over time and among the different regions we serve; labor negotiations; potential work stoppages; changes in the unemployment rate; pressures in the labor market; changes in government-funded benefit programs; changes in the types and numbers of businesses that compete with Kroger; pricing and promotional activities of existing and new competitors, including non-traditional competitors, and the aggressiveness of that competition; Kroger's response to these actions; the state of the economy, including interest rates, the current inflationary environment and future potential inflationary and/or deflationary trends and such trends in certain commodities, products and/or operating costs; the geopolitical environment including the war in Ukraine; unstable political situations and social unrest; changes in tariffs; the effect that fuel costs have on consumer spending; volatility of fuel margins; manufacturing commodity costs; diesel fuel costs related to Kroger's logistics operations; trends in consumer spending; the extent to which Kroger's customers exercise caution in their purchasing in response to economic conditions; the uncertainty of economic growth or recession; stock repurchases; changes in the regulatory environment in which Kroger operates; Kroger's ability to retain pharmacy sales from third party payors; consolidation in the healthcare industry, including pharmacy benefit managers; Kroger's ability to negotiate modifications to multi-employer pension plans; natural disasters or adverse weather conditions; the effect of public health crises or other significant catastrophic events; the potential costs and risks associated with potential cyber-attacks or data security breaches; the success of Kroger's future growth plans; the ability to execute our growth strategy and value creation model, including continued cost savings, growth of our alternative profit businesses, and our ability to better serve our customers and to generate customer loyalty and sustainable growth through our strategic moats of fresh, our brands, personalization, and seamless; and the successful integration of merged companies and new partnerships. Our ability to achieve these goals may also be affected by our ability to manage the factors identified above. Our ability to execute our financial strategy may be affected by our ability to generate cash flow.

Kroger's effective tax rate may differ from the expected rate due to changes in tax laws, the status of pending items with various taxing authorities, and the deductibility of certain expenses.

Kroger assumes no obligation to update the information contained herein unless required by applicable law. Please refer to Kroger's reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Note: Kroger's quarterly conference call with investors will broadcast live at 10 a.m. (ET) on June 16, 2022 at ir.kroger.com. An on-demand replay of the webcast will be available at approximately 1 p.m. (ET) on Thursday, June 16, 2022.

1st Quarter 2022 Tables Include:

1.	Consolidated Statements of Operations

2.	Consolidated Balance Sheets

3.	Consolidated Statements of Cash Flows

4.	Supplemental Sales Information

5.	Reconciliation of Net Total Debt and Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA

6.	Net Earnings Per Diluted Share Excluding the Adjustment Items

7.	Operating Profit Excluding the Adjustment Items

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Contacts: Media: Erin Rolfes (513) 762-1304; Investors: Rob Quast (513) 762-4969

Table 1.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

(unaudited)

	FIRST QUARTER
	2022		2021
SALES	$44,600	100.0%	$41,298	100.0%

OPERATING EXPENSES
MERCHANDISE COSTS, INCLUDING ADVERTISING, WAREHOUSING AND TRANSPORTATION (a), AND LIFO CHARGE (b)	34,952	78.3	31,947	77.4
OPERATING, GENERAL AND ADMINISTRATIVE (a)	6,997	15.7	7,424	18.0
RENT	256	0.6	261	0.6
DEPRECIATION AND AMORTIZATION	890	2.0	861	2.1

OPERATING PROFIT	1,505	3.4	805	2.0

OTHER INCOME (EXPENSE)

INTEREST EXPENSE	(177)	(0.4)	(165)	(0.4)
NON-SERVICE COMPONENT OF COMPANY-SPONSORED PENSION PLAN COSTS	16	-	18	-
LOSS ON INVESTMENTS	(532)	(1.2)	(479)	(1.2)

NET EARNINGS BEFORE INCOME TAX EXPENSE	812	1.8	179	0.4

INCOME TAX EXPENSE	146	0.3	36	0.1

NET EARNINGS INCLUDING NONCONTROLLING INTERESTS	666	1.5	143	0.4

NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	2	-	3	-

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO.	$664	1.5%	$140	0.3%

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER BASIC COMMON SHARE	$0.91		$0.18

AVERAGE NUMBER OF COMMON SHARES USED IN BASIC CALCULATION	722		752

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$0.90		$0.18

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	733		760

DIVIDENDS DECLARED PER COMMON SHARE	$0.21		$0.18

Note:	Certain percentages may not sum due to rounding.

Note:	The Company defines First-In First-Out (FIFO) gross profit as sales minus merchandise costs, including advertising, warehousing and transportation, but excluding the Last-In First-Out (LIFO) charge.

The Company defines FIFO gross margin as FIFO gross profit divided by sales.

The Company defines FIFO operating profit as operating profit excluding the LIFO charge.

The Company defines FIFO operating margin as FIFO operating profit divided by sales.

The above FIFO financial metrics are important measures used by management to evaluate operational effectiveness. Management believes these FIFO financial metrics are useful to investors and analysts because they measure our day-to-day operational effectiveness.

(a)	Merchandise costs ("COGS") and operating, general and administrative expenses ("OG&A") exclude depreciation and amortization expense and rent expense which are included in separate expense lines.

(b)	LIFO charges of $93 and $37 were recorded in the first quarters of 2022 and 2021, respectively.

Table 2.

THE KROGER CO.

CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	May 21,	May 22,
	2022	2021
ASSETS
Current Assets
Cash	$245	$360
Temporary cash investments	1,137	1,949
Store deposits in-transit	1,110	1,011
Receivables	1,887	1,936
Inventories	7,358	6,767
Prepaid and other current assets	539	522

Total current assets	12,276	12,545

Property, plant and equipment, net	24,209	23,057
Operating lease assets	6,760	6,663
Intangibles, net	928	978
Goodwill	3,076	3,076
Other assets	1,842	2,492

Total Assets	$49,091	$48,811

LIABILITIES AND SHAREOWNERS' EQUITY
Current Liabilities
Current portion of long-term debt including obligations under finance leases	$587	$1,150
Current portion of operating lease liabilities	652	644
Trade accounts payable	7,556	7,015
Accrued salaries and wages	1,171	1,165
Other current liabilities	6,272	5,236

Total current liabilities	16,238	15,210

Long-term debt including obligations under finance leases	13,052	12,974
Noncurrent operating lease liabilities	6,460	6,385
Deferred income taxes	1,532	1,541
Pension and postretirement benefit obligations	455	507
Other long-term liabilities	1,961	2,965

Total Liabilities	39,698	39,582

Shareowners' equity	9,393	9,229

Total Liabilities and Shareowners' Equity	$49,091	$48,811

Total common shares outstanding at end of period	720	748
Total diluted shares year-to-date	733	760

Table 3.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	YEAR-TO-DATE
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings including noncontrolling interests	$666	$143
Adjustments to reconcile net earnings including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	890	861
Operating lease asset amortization	186	191
LIFO charge	93	37
Stock-based employee compensation	57	56
Company-sponsored pension plans	(12)	(14)
Deferred income taxes	(30)	(2)
Loss on the sale of assets	-	9
Loss on investments	532	479
Other	54	100
Changes in operating assets and liabilities:
Store deposits in-transit	(28)	84
Receivables	(2)	14
Inventories	(676)	205
Prepaid and other current assets	117	369
Trade accounts payable	439	341
Accrued expenses	(748)	(549)
Income taxes receivable and payable	(70)	(175)
Operating lease liabilities	(214)	(214)
Other	(152)	320

Net cash provided by operating activities	1,102	2,255

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for property and equipment, including payments for lease buyouts	(745)	(819)
Proceeds from sale of assets	14	7
Other	8	(40)

Net cash used by investing activities	(723)	(852)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on long-term debt including obligations under finance leases	(45)	(328)
Dividends paid	(154)	(138)
Proceeds from issuance of capital stock	113	31
Treasury stock purchases	(665)	(402)
Proceeds from financing arrangement	-	166
Other	(67)	(110)

Net cash used by financing activities	(818)	(781)

NET (DECREASE) INCREASE IN CASH AND TEMPORARY CASH INVESTMENTS	(439)	622

CASH AND TEMPORARY CASH INVESTMENTS:
BEGINNING OF YEAR	1,821	1,687
END OF PERIOD	$1,382	$2,309

Reconciliation of capital investments:
Payments for property and equipment, including payments for lease buyouts	$(745)	$(819)
Payments for lease buyouts	3	-
Changes in construction-in-progress payables	(229)	153
Total capital investments, excluding lease buyouts	$(971)	$(666)

Disclosure of cash flow information:
Cash paid during the year for interest	$198	$185
Cash paid during the year for income taxes	$244	$205

Table 4. Supplemental Sales Information

(in millions, except percentages)

(unaudited)

Items identified below should not be considered as alternatives to sales or any other GAAP measure of performance.  Identical sales is an industry-specific measure and it is important to review it in conjunction with Kroger's financial results reported in accordance with GAAP.  Other companies in our industry may calculate identical sales differently than Kroger does, limiting the comparability of the measure.

IDENTICAL SALES (a)

	FIRST QUARTER
	2022	2021
EXCLUDING FUEL	$38,148	$36,644

EXCLUDING FUEL	4.1%	(4.1)%

(a)	Kroger defines identical sales, excluding fuel, as sales to retail customers, including sales from all departments at identical supermarket locations, Kroger Specialty Pharmacy businesses, jewelry and ship-to-home solutions. Kroger defines a supermarket as identical when it has been in operation without expansion or relocation for five full quarters. Kroger defines Kroger Specialty Pharmacy businesses as identical when physical locations have been in operation continuously for five full quarters and discontinued patient therapies are excluded from the identical sales calculation starting in the quarter of transfer or termination.

Table 5.  Reconciliation of Net Total Debt and

Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA

(in millions, except for ratio)

(unaudited)

The items identified below should not be considered an alternative to any GAAP measure of performance or access to liquidity.  Net total debt to adjusted EBITDA is an important measure used by management to evaluate the Company's access to liquidity.  The items below should be reviewed in conjunction with Kroger's financial results reported in accordance with GAAP.

The following table provides a reconciliation of net total debt.

	May 21,	May 22,
	2022	2021	Change
Current portion of long-term debt including obligations under finance leases	$587	$1,150	$(563)
Long-term debt including obligations under finance leases	13,052	12,974	78

Total debt	13,639	14,124	(485)

Less: Temporary cash investments	1,137	1,949	(812)

Net total debt	$12,502	$12,175	$327

The following table provides a reconciliation from net earnings attributable to The Kroger Co. to adjusted EBITDA, as defined in the Company's credit agreement, for 2022 and 2021.

	ROLLING FOUR QUARTERS ENDED
	May 21,	May 22,
	2022	2021
Net earnings attributable to The Kroger Co.	$2,179	$1,513
LIFO charge (credit)	253	(1)
Depreciation and amortization	2,853	2,783
Interest expense	583	535
Income tax expense	495	445
Adjustment for pension plan withdrawal liabilities	-	1,437
Adjustment for company-sponsored pension plan settlement charges	87	-
Adjustment for loss (gain) on investments	874	(204)
Adjustment for Home Chef contingent consideration	30	172
Adjustment for transformation costs (a)	92	117
Other	(8)	(6)

Adjusted EBITDA	$7,438	$6,791

Net total debt to adjusted EBITDA ratio	1.68	1.79

(a)	Transformation costs primarily include costs related to business closure costs and third party professional consulting fees associated with business transformation and cost saving initiatives.

Table 6. Net Earnings Per Diluted Share Excluding the Adjustment Items

(in millions, except per share amounts)

(unaudited)

The purpose of this table is to better illustrate comparable operating results from our ongoing business, after removing the effects on net earnings per diluted common share for certain items described below.  Adjusted net earnings and adjusted net earnings per diluted share are useful metrics to investors and analysts because they present more accurately year-over-year comparisons for net earnings and net earnings per diluted share because adjusted items are not the result of normal operations.  Items identified in this table should not be considered alternatives to net earnings attributable to The Kroger Co. or any other GAAP measure of performance.  These items should not be reviewed in isolation or considered substitutes for the Company's financial results as reported in accordance with GAAP.  Due to the nature of these items, as further described below, it is important to identify these items and to review them in conjunction with the Company's financial results reported in accordance with GAAP.

The following table summarizes items that affected the Company's financial results during the periods presented.

	FIRST QUARTER
	2022	2021
Net earnings attributable to The Kroger Co.	$664	$140

Adjustment for pension plan withdrawal liabilities (a)(b)	-	344
Adjustment for loss on investments (a)(c)	404	367
Adjustment for Home Chef contingent consideration (a)(d)	6	33
Adjustment for transformation costs (a)(e)	-	34

2022 and 2021 Adjustment Items	410	778

Net earnings attributable to The Kroger Co.excluding the adjustment items above	$1,074	$918

Net earnings attributable to The Kroger Co. per diluted common share	$0.90	$0.18

Adjustment for pension plan withdrawal liabilities (f)	-	0.45
Adjustment for loss on investments (f)	0.54	0.48
Adjustment for Home Chef contingent consideration (f)	0.01	0.04
Adjustment for transformation costs (f)	-	0.04

2022 and 2021 Adjustment Items	0.55	1.01

Net earnings attributable to The Kroger Co. per diluted common share excluding the adjustment items above	$1.45	$1.19

Average number of common shares used in diluted calculation	733	760

Table 6. Net Earnings Per Diluted Share Excluding the Adjustment Items (continued)
(in millions, except per share amounts)
(unaudited)

(a)	The amounts presented represent the after-tax effect of each adjustment.

(b)	The pre-tax adjustment to OG&A expenses for pension plan withdrawal liabilities was $449.

(c)	The pre-tax adjustments for loss on investments were $532 and $479 in the first quarters of 2022 and 2021, respectively.

(d)	The pre-tax adjustments to OG&A expenses for Home Chef contingent consideration were $7 and $43 in the first quarters of 2022 and 2021, respectively.

(e)	The pre-tax adjustment to OG&A expenses for transformation costs was $44. Transformation costs primarily include costs related to business closure costs and third party professional consulting fees associated with business transformation and cost saving initiatives.

(f)	The amounts presented represent the net earnings (loss) per diluted common share effect of each adjustment.

Note:	2022 First Quarter Adjustment Items include adjustments for the loss on investments and Home Chef contingent consideration adjustment.

2021 First Quarter Adjustment Items include adjustments for pension plan withdrawal liabilities, loss on investments, Home Chef contingent consideration adjustment and strategic transformation costs.

Table 7. Operating Profit Excluding the Adjustment Items

(in millions)

(unaudited)

The purpose of this table is to better illustrate comparable operating results from our ongoing business, after removing the effects on operating profit for certain items described below.  Adjusted FIFO operating profit is a useful metric to investors and analysts because it presents more accurately year-over year comparisons for operating profit because adjusted items are not the result of normal operations.  Items identified in this table should not be considered alternatives to operating profit or any other GAAP measure of performance.  These items should not be reviewed in isolation or considered substitutes for the Company's financial results as reported in accordance with GAAP.  Due to the nature of these items, as further described below, it is important to identify these items and to review them in conjunction with the Company's financial results reported in accordance with GAAP.

The following table summarizes items that affected the Company's financial results during the periods presented.

	FIRST QUARTER
	2022	2021
Operating profit	$1,505	$805
LIFO charge	93	37

FIFO Operating profit	1,598	842

Adjustment for pension plan withdrawal liabilities	-	449
Adjustment for Home Chef contingent consideration	7	43
Adjustment for transformation costs (a)	-	44
Other	(4)	(3)

2022 and 2021 Adjustment items	3	533

Adjusted FIFO operating profit excluding the adjustment items above	$1,601	$1,375

(a)	Transformation costs primarily include costs related to business closure costs and third party professional consulting fees associated with business transformation and cost saving initiatives.